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                                                                     EXHIBIT 4.2


                       First Amendment to the Daniel Green
                   Company Retirement Savings Partnership Plan

WHEREAS, Daniel Green Company (the "Company") adopted the Daniel Green Company Retirement Savings Partnership Plan (the "Plan") effective August 1, 1997, which Plan was amended and restated effective January 1, 2001;

WHEREAS, Section 14.1 reserves to the Company the right to amend the Plan;

WHEREAS, the Company desires to amend the Plan to permit Participants to direct the investment of certain assets held in their Account;

WHEREAS, the Company desires to amend the Plan to reflect the change in the name of the Plan and the Company; and

NOW, THEREFORE, the Plan is hereby amended generally effective September 1, 2002, unless otherwise indicated herein:

1. Section 2.8 is hereby amended, effective May 10, 2002, to read as follows:

         "2.8 "Company" means Phoenix Footwear Group, Inc. (formerly the Daniel Green Company) and any successor to substantially all of its business, and any Affiliated Company that has adopted the Plan in accordance with
         Section 17.9."

2. Section 2.36 is hereby amended, effective May 10, 2002, to read as follows:

         "2.36 "Plan" means the Phoenix Footwear Group, Inc. Retirement Savings Partnership Plan as set forth herein, with any and all supplements and amendments hereto that may be in effect."

3.       Section 6.4 is hereby amended to read as follows:

         "6.4 Investment of Replacement Plan Amount. The Committee may direct the Trustee to invest all or a portion of the Replacement Plan Amount and any earnings thereon (whether credited to the Suspense Account or to the Replacement Plan accounts of Participants) in common stock of the Company which constitutes Employer Securities; provided, however, that the Participant shall have the ability to direct the investment of his Replacement Plan Account subject to the provisions of Section 13.2."

4.       Section 6A.4 is hereby amended to read as follows:

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         6A.4 Investment of Penobscot Replacement Plan Amount. The Committee may
         direct the Trustee to invest all or a portion of the Replacement Plan Amount and any earnings thereon (whether credited to the Suspense Account or to the Replacement Plan Accounts of Participants) in common stock of the Company which constitutes Employer Securities; provided, however, that the Participant shall have the ability to direct the investment of his Replacement Plan Account subject to the provisions of
         Section 13.2."

5. Section 11.2 is hereby amended to add the following sentence after the first sentence:

         "For purposes of determining the required minimum distributions for calendar years beginning on or after January 1, 2003, all distributions required under this Section 11.2 will be made in a manner to comply with Treasury regulations under Section 401(a)(9) of the Code."

6.       Section 13.2 is hereby amended to read as follows:

         "13.2 Investment of Trust Fund. The Trustee shall invest the assets of the Trust Fund in accordance with the provisions of the Trust Agreement and this Section 13.2.


         A Participant or Beneficiary may direct the Trustee to invest amounts contributed for his Account, including his Replacement Plan Account, in any one or more investment media approved or announced from time to time in writing by the Committee as being available under the Plan. Each Participant's or Beneficiary's directions shall be given in a form required or permitted by the Committee, subject to the rules and conditions of this Section 13.2.

         (a) The Committee shall from time to time establish and announce in writing reasonable rules and regulations concerning the number of investment media into which a Participant or Beneficiary may direct that portions of any single contribution be invested, the minimum dollar amount that may be invested in any single medium, the intervals at which a Participant or Beneficiary may change his investment directions as to the future contributions and the intervals at which a Participant or Beneficiary may change his director as to the future investment of amounts then credited to his Account. Nothing herein shall be construed to require the Trustee to carry out any direction that would result in a prohibited transaction under Section 406 of Title I ERISA or
                  Section 4975 of the Code or would generate income taxable to the Plan, and the Trustee may decline to carry out any direction that could create a fiduciary liability for the Trustee that would not otherwise exist.

         (b)      Subject to the rules announced in accordance with paragraph
                  (a), each Participant's or Beneficiary's investment directions shall be completed and transmitted to the Trustee before they are to become effective and shall thereafter control the investment of his Account including his Replacement Plan Account, until he submits a

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                  subsequent direction. The Trustee shall, upon his request, give a Participant or Beneficiary written confirmation of his investment directions. Subject to the rules announced in accordance with paragraph (a), each Participant or Beneficiary may give investment directions effective at least once within any three month period, the dates for such investment directions to be determined from time to time by the Committee.

         (c) Amounts received by the Trustee for a Participant's or Beneficiary's Account shall be invested as promptly as practicable after their receipt by the Trustee in the medium directed by the Participant or Beneficiary or, in the cases of the Suspense Account as directed by the Committee. Any distribution thereon that is received in cash shall be applied as soon as practicable to the purchase of additional interests in the directed medium. Any distribution thereon that is received in any form of property other than additional shares or other evidences of interest in the directed medium itself shall be converted to cash as soon as practicable, and reinvested in additional interests in the directed medium. Notwithstanding the preceding sentence, if for any reason it proves impracticable in the opinion of the Trustee to convert any such increment promptly into cash, then the Trustee may in its sole discretion determined the method and time of sale, disposition, use, application or conversion of the same, provided that Accounts are credited with their proportionate interests therein as prescribed in Article 7.

         (d) In the event that a Participant or Beneficiary fails to direct the Trustee as to the investment of an amount to be credited to his Account, the Trustee shall invest that amount in accordance with a standing direction from the Participant or Beneficiary, or if there is no such standing direction, the Trustee in it sole discretion shall determine the manner of its investment until the Participant or Beneficiary provides proper direction. A Participant's Replacement Plan Account shall be invested in Employer Securities (or as directed by the Committee) unless and until the Participant provides affirmative direction for the investment of such Account.

         (e) The Trustee shall have no liability or responsibility for any loss or expense to any Participant's or Beneficiary's Account(s) resulting from any investment made in accordance with the directions of the Participant or Beneficiary or, in the case of Replacement Plan Accounts, as directed by the Committee.

         (f) An income, gain, loss or expense realized by a Participant's or Beneficiary's Account, and any brokerage commissions associated with a Participant's or Beneficiary's Account shall be allocated to his Account and shall not be shared by or allocated to any other Participant's or Beneficiary's Account. The Plan may charge each Participant's or Beneficiary's Account with the reasonable expenses of carrying out the Participant's or Beneficiary's directions."

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IN WITNESS WHEREOF, the Company has caused this amendment to be duly adopted and executed in it name and behalf.

                                        PHOENIX FOOTWEAR GROUP, INC.

                                        By:/s/ ROBERT PEREIRA VP FINANCE AND CFO
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                                        Date: August 14, 2002
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